Filed Pursuant to Rule 424(b)(3)
File Number 333-135121

Prospectus Supplement No. 9
to Prospectus dated August 10, 2007, as supplemented by
Prospectus Supplement No. 1 dated August 14, 2007,
Prospectus Supplement No. 2 dated September 21, 2007,
Prospectus Supplement No. 3 dated October 10, 2007,
Prospectus Supplement No. 4 dated November 14, 2007,
Prospectus Supplement No. 5 dated December 3, 2007,
Prospectus Supplement No. 6 dated December 19, 2007,
Prospectus Supplement No. 7 dated January 11, 2008 and
Prospectus Supplement No. 8 dated January 22, 2008

XETHANOL CORPORATION

This Prospectus Supplement No. 9 supplements our Prospectus dated August 10, 2007, as supplemented by Prospectus Supplement No. 1 dated August 14, 2007, Prospectus Supplement No. 2 dated September 21, 2007, Prospectus Supplement No. 3 dated October 10, 2007, Prospectus Supplement No. 4 dated November 14, 2007, Prospectus Supplement No. 5 dated December 3, 2007, Prospectus Supplement No. 6 dated December 19, 2007, Prospectus Supplement No. 7 dated January 11, 2008 and Prospectus Supplement No. 8 dated January 22, 2008. The shares covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and will not receive any proceeds from this offering, except on the exercise of warrants.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “XNL.” The last sale price reported on the AMEX for our common stock on January 22, 2008 was $0.68.

This Prospectus Supplement includes the attached Current Report on Form 8-K dated January 16, 2008, as filed with the U.S. Securities and Exchange Commission on January 23, 2008.

You should read the Prospectus and this Prospectus Supplement No. 9, together with Prospectus Supplement No. 1 dated August 14, 2007, Prospectus Supplement No. 2 dated September 21, 2007, Prospectus Supplement No. 3 dated October 10, 2007, Prospectus Supplement No. 4 dated November 14, 2007, Prospectus Supplement No. 5 dated December 3, 2007, Prospectus Supplement No. 6 dated December 19, 2007, Prospectus Supplement No. 7 dated January 11, 2008 and Prospectus Supplement No. 8 dated January 22, 2008, carefully before you invest, including the section of the Prospectus titled “Risk Factors,” which begins on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 23, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2008

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a Current Report on Form 8-K dated November 12, 2007 and filed on November 16, 2007, Xethanol Corporation (“Xethanol”), the registrant, reported that Mr. Lawrence Bellone informed Xethanol that he would not stand for reelection as a director at the company’s upcoming annual meeting of stockholders because of his disagreement with current management regarding the company’s performance in 2007 and its future direction. Mr. Bellone announced his decision after he made a presentation to the board of directors in which he requested that the board elect him as Xethanol’s Chief Executive Officer. The board did not elect Mr. Bellone as Chief Executive Officer.

On January 16, 2008, Mr. Bellone resigned as a director of Xethanol effective immediately because of his continued disagreement with current management regarding the company’s performance and its future direction. A copy of Mr. Bellone’s letter of resignation is attached to this Current Report on Form 8-K as Exhibit 17.1.

Xethanol has provided Mr. Bellone with a copy of the foregoing disclosure, and he has informed the company that he concurs with it.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

17.1	Letter from Lawrence Bellone to Xethanol Corporation dated January 16, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: January 23, 2008	By:	/s/ David R. Ames
David R. Ames
Chief Executive Officer and President

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Exhibit 17.1

Lawrence S. Bellone
cleangreen2008@aol.com

January 16, 2008

William Behrens
Chairman of the Board
Xethanol Corporation
1185 Avenue of the Americas
New York, NY 10036

Dear Mr. Behrens,

Please accept this letter as notice of my resignation from the Xethanol Board of Directors effective immediately.

Previously, at the November 12, 2007 Board meeting, I informed the Board that I would not be standing for reelection as a director at the Company’s upcoming annual meeting. My decision was based on disagreements with the current management and Board regarding the Company’s performance in 2007 and its future direction. At that meeting I made a presentation to the Board in which I expressed my concerns with the current state of the Company and recommended several management and operating changes to the Company as well as an action plan for 2008. After a private deliberation, the Board rejected the recommended changes and action plan.

In spite of the actions of the Board, I decided to remain a director until the annual meeting in order to continue to voice growing concerns and be a catalyst for change, which I firmly believed was in the best interest of the shareholders. Change has not occurred and my continued efforts to work for change have been met with resistance, indifference, silence or further rejection.

I remain one of the Company’s larger shareholders and a true believer in the opportunities in alternative energy and the potential for Xethanol. I will continue to engage the Company and work with other likeminded investors in an effort to increase shareholder value.

Sincerely,

/s/ Lawrence S. Bellone

cc: Xethanol Board of Directors